Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-175386

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission, or SEC. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not being used to solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 28, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 7, 2011)

4,000,000 Shares

Piedmont Natural Gas Company, Inc.

Common Stock

We are offering 3,000,000 shares of our common stock. In addition, we have entered into a forward sale agreement with Morgan Stanley & Co. LLC, who we refer to as the forward counterparty. The forward counterparty is, at our request, borrowing from third parties and selling 1,000,000 shares of our common stock in connection with such forward sale agreement. If the forward counterparty is unable to borrow and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, or if the forward counterparty determines, in its commercially reasonable judgment, that it is either impracticable to do so or that it is unable to borrow, at a cost not greater than a specified amount per share, and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, we will issue and sell a number of shares equal to the number of shares that the forward counterparty does not borrow and sell.

We will not initially receive any proceeds from the sale of the shares of our common stock by the forward counterparty, except in certain circumstances described in this prospectus supplement. Although we expect to physically settle the forward sale agreement entirely by delivering shares of our common stock in exchange for cash proceeds, we may elect cash or net share settlement for all or a portion of our obligations under the forward sale agreement if we conclude it is in our best interest to do so. See “Underwriting—Forward Sale Agreement” for a description of the forward sale agreement.

Our common stock is listed on the New York Stock Exchange under the symbol “PNY.” The last reported sale price of our common stock on the New York Stock Exchange on January 25, 2013 was $32.74 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-4 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	We will receive estimated net proceeds, before expenses, of $ upon settlement of our offering of common stock. Depending on the price of our common stock at the time of settlement of the forward sale agreement and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreement, which settlement must occur no later than approximately 11 months after the date of this prospectus supplement. For the purpose of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreement is physically settled based on the initial forward sale price of $ . The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, will be calculated as described in this prospectus supplement.

We have granted the underwriters an option to purchase from us directly up to an additional 600,000 shares of common stock (representing 15% of the aggregate shares of our common stock offered hereby). We may elect, in our sole discretion if such option is exercised, that the additional shares of common stock be sold by the forward counterparty to the underwriters (in which case we will enter into an additional forward sale agreement with the forward counterparty in respect of the number of shares that are subject to the exercise of the underwriters’ option). Unless the context requires otherwise, the term “forward sale agreement” as used in this prospectus supplement includes any additional forward sale agreement that we elect to enter into in connection with the exercise by the underwriters of their option to purchase additional shares. In the event that we enter into an additional forward sale agreement and elect that any additional shares be sold by the forward counterparty to the underwriters, if the forward counterparty is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward counterparty determines, in its commercially reasonable judgment, that it is either impracticable to do so or that it is unable to borrow, at a cost not greater than a specified amount per share, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, we will issue and sell the shares of common stock that the forward counterparty does not borrow and sell.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about                     , 2013.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	Wells Fargo Securities
Co-Managers
BB&T Capital Markets		RBC Capital Markets

Prospectus Supplement dated                     , 2013

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The second part is the accompanying prospectus, which provides more general information about securities we may offer from time to time. Some of the information in the accompanying prospectus does not apply to this offering. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters specifying the final terms of this offering. To the extent the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of this offering is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

When this prospectus supplement uses the words “Piedmont,” “we,” “us,” “our” or similar references, they refer to Piedmont Natural Gas Company, Inc. and its subsidiaries unless otherwise expressly stated or the context otherwise requires.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations from information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the following, as well as those discussed in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and those incorporated by reference from our Annual Report on Form 10-K for the year ended October 31, 2012 under the title “Item 1A. Risk Factors” and in any subsequent periodic reports that are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	economic conditions in our markets

•	wholesale price of natural gas

•	availability of adequate interstate pipeline transportation capacity and natural gas supply

•	regulatory actions at the state level that impact our ability to earn a reasonable rate of return and fully recover our operating costs on a timely basis

•	competition from other companies that supply energy

•	changes in the regional economies, politics, regulations and weather patterns of the three states in which our operations are concentrated

•	costs of complying or effect of noncompliance with state and federal laws and regulations that are applicable to us

•	effect of climate change, carbon neutral or energy efficiency legislation or regulations on costs and market opportunities

•	weather conditions

•	operational interruptions to our gas distribution and transmission activities

•	ability to complete necessary or desirable pipeline expansion or infrastructure development projects

•	our credit ratings

•	availability and cost of capital

•	federal and state fiscal, tax and monetary policy

•	ability to generate sufficient cash flows to meet all our cash needs

•	ability to satisfy all of our outstanding debt obligations

•	ability of counterparties to meet their obligations to us

•	costs of providing pension benefits

•	earnings from the joint venture businesses in which we invest

•	ability to attract and retain professional and technical employees

•	changes in accounting standards

•	risk of cyber-attack, acts of cyber-terrorism or failure of technology systems

ii

•	ability to obtain and maintain sufficient insurance

•	change in number of outstanding shares

Other factors may be described elsewhere in this prospectus supplement and the accompanying prospectus. All of these factors are difficult to predict, and many of them are beyond our control. For these reasons, you should not place undue reliance on these forward-looking statements when making investment decisions. When used in our documents or oral presentations, the words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “assume,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would” and variations of such words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are based on information available to us as of the date they are made, and we do not undertake any obligation to update publicly any forward-looking statement either as a result of new information, future events or otherwise except as required by applicable laws and regulations.

iii

SUMMARY

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference.

Description of Piedmont

We are an energy services company whose principal business is the distribution of natural gas to over one million residential, commercial, industrial and power generation customers in portions of North Carolina, South Carolina and Tennessee, including 51,600 customers served by municipalities who are wholesale customers. We are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing and regulated, interstate natural gas transportation and storage and intrastate natural gas transportation.

We were incorporated in New York in 1950 and began operations in 1951. In 1994, we merged into a newly formed North Carolina corporation with the same name for the purpose of changing our state of incorporation to North Carolina. Our principal executive offices are located at 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, and our telephone number is (704) 364-3120.

For more information about Piedmont, see “The Company” in the accompanying prospectus, our Annual Report on Form 10-K for the year ended October 31, 2012 and any subsequent periodic reports that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

This Offering

Common stock offered by us	3,000,000 shares

Common stock offered by the forward counterparty	1,000,000 shares

Common stock to be outstanding after this offering, but excluding any shares of common stock that may be issued upon physical settlement of the forward sale agreement	75,503,585 shares(1)

Common stock to be outstanding after settlement of the forward sale agreement assuming physical settlement	76,503,585 shares(1)(2)

(1)	This amount is based on the total number of shares of our common stock that was outstanding on January 25, 2013, and assumes that no event occurs that requires us to sell our common stock to the underwriters in lieu of the forward counterparty selling our common stock to the underwriters and that we do not elect to grant the underwriters an option to purchase additional shares in lieu of having the forward counterparty grant such an option.
(2)	The forward counterparty has advised us that it intends to acquire shares of our common stock to be sold under this prospectus supplement through borrowings from stock lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of our common stock, if any, under the forward sale agreement until final settlement of the forward sale agreement. Except in certain circumstances, we have the right to elect physical, cash or net share settlement under the forward sale agreement. We cannot be required to cash settle or net share settle the forward sale agreement. See “Underwriting—Forward Sale Agreement” for a description of the forward sale agreement.

Use of proceeds

We estimate that the net proceeds from the sale of the common stock we are offering, after deducting the underwriting discount and commissions, will be approximately $        . We will not initially receive any proceeds from the sale of the shares of our common stock by the forward counterparty pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward counterparty selling our common stock to the underwriters or the underwriters exercise their option to purchase additional shares directly from us and we do not elect, in our sole discretion, for the forward counterparty to sell such additional shares to the underwriters. Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreement, which settlement must occur within approximately 11 months of the date of this prospectus supplement. See “Underwriting—Forward Sale Agreement” for a description of the forward sale agreement.

We intend to use any net proceeds that we receive upon settlement from this offering and upon settlement of the forward sale agreement to finance capital expenditures, to repay outstanding short-term, unsecured notes under our commercial paper program and for other general corporate purposes, as more particularly described herein. In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward counterparty selling our common stock to the underwriters, or the underwriters exercise their option to purchase additional shares directly from us and we do not elect, in our sole discretion, for the forward counterparty to sell such additional shares to the underwriters, then we intend to use the net proceeds we receive from such sale for the same purposes. See “Use of Proceeds.”

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “PNY.”

Risk factors

An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus.

Accounting treatment	Before any issuance of our common stock upon physical settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds due upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $        (which is the public offering price less the underwriting discount shown on the cover page of this prospectus supplement), subject to adjustment based on the federal funds rate less a spread, and subject to decrease on each of certain dates specified in the forward sale agreement. However, if we decide to physically settle the forward sale agreement, delivery of shares of our common stock on any physical settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

Conflicts of interest

The entire proceeds of this offering (except proceeds we will receive upon the sale of any common stock offered by us hereby and any common stock that we may sell to the underwriters in lieu of the forward counterparty selling our common stock to the underwriters and, if the underwriters exercise their option to purchase additional shares, the proceeds we will receive upon the sale of such additional shares if we do not elect, in our sole discretion, for the forward counterparty to sell such additional shares to the underwriters) will be paid to Morgan Stanley & Co. LLC in its capacity as the forward counterparty. As a result, Morgan Stanley & Co. LLC will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, Morgan Stanley & Co. LLC is deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc., and this offering will be conducted in accordance with Rule 5121. See “Conflicts of Interest.”

RISK FACTORS

Investing in our common stock involves risks. You should carefully review the information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, and should carefully consider the following risk factors as well as the “Risk Factors” section in the accompanying prospectus on page 4, in our Annual Report on Form 10-K for the year ended October 31, 2012 under the title “Item 1A. Risk Factors” and in any subsequent periodic reports that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Each of the risks described could materially adversely affect our operations and financial results and the value of your investment in our common stock.

This offering may cause the price of our common stock to fall.

The issuance of new shares of common stock in this offering could have the effect of depressing the market price for shares of our common stock.

There may be future sales or other dilution of our equity, which may materially adversely affect the market price for shares of our common stock.

We are generally not restricted from issuing additional shares of common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or preferred stock or any substantially similar securities. The market price for shares of our common stock could materially decline as a result of sales of shares of common stock or preferred stock or similar securities in the market made after such offering or the perception that such sales could occur.

The issuance of additional series of preferred stock could materially adversely affect holders of shares of our common stock, which may negatively impact your investment.

Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the shareholders. The Board of Directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including dividend rights and preferences over shares of our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue shares of preferred stock in the future that have a preference over shares of our common stock with respect to the payment of dividends or upon our dissolution, winding up and liquidation, or if we issue shares of preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the market price for shares of our common stock could be materially adversely affected.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock on the New York Stock Exchange constantly changes, and we expect that will continue. In the future, however, such market price may become highly volatile and subject to wide fluctuations due to our future performance or external factors. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	the public’s reaction to our press releases, other public announcements and filings with the Securities and Exchange Commission;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or joint ventures;

•	changes in government and environmental regulation;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	changes in our capital structure; and

•	changes in general market, economic and political conditions in the U.S. and global economies or financial markets.

In recent years, the stock market has experienced significant price and volume fluctuations. This volatility frequently has occurred without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

All of our debt obligations and any shares of preferred stock that we may issue in the future will have priority over shares of our common stock, which would subordinate your rights to payment as a holder of our common stock in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Piedmont, shares of our common stock would rank below all debt claims against Piedmont and any outstanding shares of preferred stock. As a result, holders of shares of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of shares of preferred stock have been satisfied.

Although we have paid cash dividends on shares of our common stock in the past, we may not pay cash dividends or increase our dividends on shares of our common stock in the future.

Holders of shares of our common stock are entitled to receive only such dividends as our Board of Directors may declare out of funds legally available for such purpose. We have a history of paying dividends to our shareholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements, the need to maintain adequate capital levels or increase our dividends and other factors. Also, there can be no assurance that we will continue to pay dividends or increase our dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

Also, the amount of cash dividends that may be paid on our common stock is restricted by provisions contained in certain note agreements under which long-term debt was issued, with those for the senior notes being the most restrictive. We cannot pay or declare any dividends or make any other distribution on any class of stock or make any investments in subsidiaries or permit any subsidiary to do any of the above except out of net earnings available for such “restricted payments.”

Settlement provisions contained in the forward sale agreement subject us to certain risks.

The forward counterparty will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward counterparty if:

•

in the commercially reasonable judgment of the forward counterparty it or its affiliate would be unable to hedge its exposure to the forward sale agreement because of the lack of sufficient shares of our common stock being made available for share borrowing by lenders, or it or its affiliate would incur a cost to borrow shares of our common stock to hedge its exposure to the forward sale agreement that is greater than a specified threshold;

•

we declare any dividend or distribution on shares of our common stock payable in cash in excess of a specified amount (other than extraordinary dividends), payable in securities of another company or payable in any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward counterparty;

•	certain ownership thresholds applicable to the forward counterparty are exceeded;

•

an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreement) including, among other things, certain mergers and tender offers or the delisting of our common stock (each as more fully described in the forward sale agreement); or

•

certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement, our bankruptcy or a change in law (each as more fully described in the forward sale agreement).

The forward counterparty’s decision to exercise its right to accelerate the forward sale agreement and to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 11 months from the date of this prospectus supplement.

Except under the circumstances described above, we generally have the right to elect physical, cash or net share settlement under the forward sale agreement. Subject to the provisions of the forward sale agreement, delivery of our shares on any physical settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect to cash or net share settle all or a portion of the shares of our common stock underlying the forward sale agreement, we would expect the forward counterparty or one of its affiliates to purchase the number of shares necessary, based on the portion for which we elect cash or net share settlement, in order to cover its obligation to return the shares of our common stock it had borrowed in connection with sales of our common stock under this prospectus supplement and, if applicable in connection with net share settlement, to deliver shares to us. If the market value of our common stock at the time of such purchase is above the forward price at that time, we would pay, or deliver, as the case may be, to the forward counterparty under the forward sale agreement an amount of cash or common stock with a value equal to this difference. Any such difference could be significant. If the market value of our common stock at the time of these purchases is below the forward price at that time, we would be paid this difference in cash by, or we would receive the value of this difference in common stock from, the forward counterparty under the forward sale agreement, as the case may be. See “Underwriting—Forward Sale Agreement.”

In addition, the purchase of our common stock by the forward counterparty or its affiliates to unwind the forward counterparty’s hedge position could cause the price of our common stock to increase over time, thereby increasing the amount of cash we would owe to the forward counterparty upon a cash settlement of the forward sale agreement, or the number of shares we would owe to the forward counterparty upon a net share settlement of the forward sale agreement, as the case may be.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following table presents summary selected historical consolidated financial data of Piedmont. We derived this information from our audited financial statements for the years ended October 31, 2012, October 31, 2011 and October 31, 2010. This information is only a summary. You should read it in connection with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	Year Ended October 31,
	2012	2011	2010(1)
	(in millions, except per share amounts)
Income Statement Data
Operating revenues	$1,122.8	$1,433.9	$1,552.3
Margin	575.4	573.6	552.6
Net income	119.8	113.6	142.0
Earnings per Share
Basic	$1.67	$1.58	$1.96
Diluted	$1.66	$1.57	$1.96
Common Shares Outstanding	72,250	72,318	72,282
Cash dividends per share	$1.19	$1.15	$1.11

	As of October 31,
	2012	2011	2010
Balance Sheet Data
Cash and cash equivalents	$2.0	$6.8	$5.6

Current assets	$305.6	$286.0	$327.8
Utility plant, net	3,105.1	2,627.3	2,437.7
Other property and investment	0.4	0.4	0.5
Non-current assets	358.8	328.8	287.2

Total assets	$3,769.9	$3,242.5	$3,053.2

	Year Ended October 31,
	2012	2011	2010
Cash Flow Data
Depreciation and amortization	$109.2	$107.0	$102.8
Net cash provided by operating activities	304.5	311.2	360.5
Utility capital expenditures	529.6	243.6	199.1
Net cash used in investing activities	549.3	252.6	128.6

(1)	Results for fiscal year 2010 include the sale of half of our 30% ownership interest in SouthStar Energy Services for an after-tax gain of $30.3 million, or $0.42 per diluted share.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock we are offering, after deducting the underwriting discount and commissions, will be approximately $        . We will not initially receive any proceeds from the sale of the shares of our common stock by the forward counterparty pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward counterparty selling our common stock to the underwriters, or the underwriters exercise their option to purchase additional shares directly from us and we do not elect, in our sole discretion, for the forward counterparty to sell such additional shares to the underwriters, in which case we intend to use all net proceeds we receive from such sale for the same purposes described below. Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreement, which settlement must occur within approximately 11 months of the date of this prospectus supplement. For purposes of calculating the proceeds to us upon settlement of the forward sale agreement, we have assumed that the forward sale agreement is physically settled based upon the initial forward sale price of $        (which is the public offering price of our common stock after deducting the applicable underwriting discount and commissions shown on the cover of this prospectus supplement) on the effective date of the forward sale agreement, which will be the date on which this offering settles and shares of our common stock are delivered to the buyers thereof. The actual proceeds from the forward sale are subject to the final settlement of the forward sale agreement. See “Underwriting—Forward Sale Agreement” for a description of the forward sale agreement.

We intend to use any net proceeds that we receive upon settlement from this offering and upon settlement of the forward sale agreement to finance capital expenditures, to repay outstanding short-term, unsecured notes under our commercial paper program and for other general corporate purposes. Under the commercial paper program, we may borrow, repay and re-borrow amounts up to $650 million and use the proceeds to finance our short-term liquidity needs and for other general corporate purposes. The maturities of the notes vary, but may not exceed 397 days from the date of issue. In addition, the notes are sold under customary terms in the commercial paper market and are issued at a discount from par, or, alternatively, are sold at par and bear varying interest rates on a fixed or floating basis. The interest rates vary based on market conditions and the ratings assigned to the notes by credit rating agencies at the time of issuance. In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward counterparty selling our common stock to the underwriters, or the underwriters exercise their option to purchase additional shares directly from us and we do not elect, in our sole discretion, for the forward counterparty to sell such additional shares to the underwriters, then we intend to use the net proceeds we receive from such sale for the same purposes.

CAPITALIZATION

Capitalization is the amount invested in a company and is a common measurement of a company’s size. The table below sets forth our capitalization as of October 31, 2012:

•	On an actual basis; and

•

On an as adjusted basis assuming the underwriters do not exercise their option to purchase up to an additional 600,000 shares of common stock and after giving effect to the physical settlement of the forward sale agreement based on the initial forward sale price of $        per share, which is the public offering price of the shares of our common stock less the underwriting discount shown on the cover page of this prospectus supplement, and our application of the net proceeds from the sale in the manner described in “Use of Proceeds” above.

The amount of proceeds we ultimately receive from this offering of our common stock is dependent upon numerous factors and subject to general market conditions. Among other things, whether we issue any shares of our common stock, and the proceeds that we receive, if any, in each case, upon settlement of the forward sale agreement will depend on the settlement method that applies to the forward sale agreement and the price of our common stock at the time of settlement of the forward sale agreement (which settlement must occur no later than approximately 11 months after the date of this prospectus supplement). Also, we may increase or decrease the number of shares in this offering. Accordingly, the actual amounts shown in the “As Adjusted” column may differ materially from those shown below. The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of October 31, 2012
	Actual	As Adjusted(1)
	(in millions)
Short-term debt	$ 365.0
Long-term debt	975.0
Total debt	1,340.0
Common stockholders’ equity	1,027.0

Total capitalization	$2,367.0

(1)	Assumes physical settlement of the forward sale agreement as described above in this “Capitalization” section and that the underwriters do not exercise their option to purchase up to an additional 600,000 shares of common stock. Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to do so. See “Underwriting—Forward Sale Agreement.” Settlement of the forward sale agreement will generally occur on a settlement date or dates to be specified at our discretion not later than approximately 11 months after the date of this prospectus supplement.

COMMON STOCK DIVIDENDS AND PRICE RANGE

Our common stock is traded on the New York Stock Exchange. The following table sets forth the range of intra-day high and low sale prices per share, as reported by the New York Stock Exchange—Composite Listing, and the cash dividends declared per share of our common stock for the periods indicated:

	High	Low	Cash Dividends Declared Per Share
2011
First Quarter	$30.10	$27.57	$.28
Second Quarter	32.00	27.88	.29
Third Quarter	31.98	28.80	.29
Fourth Quarter	33.60	25.86	.29
2012
First Quarter	$34.74	$29.90	$.29
Second Quarter	34.00	29.05	.30
Third Quarter	33.03	28.90	.30
Fourth Quarter	33.72	31.03	.30
2013
First Quarter (through January 25, 2013)	$32.97	$28.51	$.30

On January 25, 2013 the reported last sale price of our common stock on the New York Stock Exchange was $32.74 per share. As of January 25, 2013, we had 72,503,585 shares of our common stock outstanding and there were 14,037 holders of record of our common stock.

The amount of cash dividends that may be paid on common stock is restricted by provisions contained in certain note agreements under which long-term debt was issued, with those for the senior notes being the most restrictive. We cannot pay or declare any dividends or make any other distribution on any class of stock or make any investments in subsidiaries or permit any subsidiary to do any of the above except out of net earnings available for such “restricted payments.” As of October 31, 2012, net earnings available for restricted payments were greater than retained earnings; therefore, our retained earnings were not restricted.

Our Dividend Reinvestment and Stock Purchase Plan permits the holders of our common stock to invest optional cash payments subject to limitations in amount and reinvest dividends in additional shares of our common stock. The prospectus describing the Dividend Reinvestment and Stock Purchase Plan and an enrollment form are available upon request to the plan administrator, Wells Fargo Shareowner Services, by mail to P.O. Box 64874, St. Paul, MN 55164-0874, or by telephone at (877) 724-6451.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK BY NON-U.S. HOLDERS (AS DEFINED BELOW). IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE INCOME TAX TREATY.

The following is a general discussion of the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a “non-U.S. holder,” as defined below. A “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the U.S. subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as in effect or in existence on the date of this prospectus supplement. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This discussion assumes that each non-U.S. holder will hold each share of our common stock issued and purchased pursuant to this offering as a “capital asset” within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income or estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances. Except as discussed below, this discussion does not address U.S. federal non-income tax laws, such as estate or gift tax laws; state, local or non-U.S. tax consequences; or the special tax rules that may apply to certain investors (including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, U.S. expatriates or former long-term residents of the U.S. or investors that acquire, hold or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction). Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities, controlled foreign corporations or passive foreign investment companies for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner and certain determinations made at the partner level. Prospective non-U.S. holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

In general, a distribution that we make to a non-U.S. holder with respect to shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Dividends paid to a non-U.S.

holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., as described below, generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such non-U.S. holder is eligible for a reduced rate of withholding under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder is generally required to provide to the applicable withholding agent an IRS Form W-8BEN (or suitable successor form) certifying its entitlement to benefits under an income tax treaty. A non-U.S. holder that is eligible for a reduced rate of withholding under an applicable income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

If a non-U.S. holder is engaged in a trade or business in the U.S., and if dividends on our common stock are effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder), the non-U.S. holder, although exempt from the withholding discussed in the preceding paragraph, will generally be subject to U.S. federal income tax on receipt of such dividends in the same manner as a U.S. person (i.e., net of deductions and at the same graduated individual or corporate tax rates applicable to U.S. persons). The non-U.S. holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or suitable successor form) in order to claim an exemption from withholding. A non-U.S. holder that is a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower rate under an applicable income tax treaty) of its effectively connected earnings and profits, as adjusted under Section 884 of the Code.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., subject to an applicable income tax treaty providing otherwise;

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

•

subject to the discussion below, we are or have been a “U.S. real property holding corporation,” as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale or other disposition in the same manner as a U.S. person (i.e., net of deductions and at the same graduated individual or corporate tax rates applicable to U.S. persons). If the non-U.S. holder is a foreign corporation for U.S. federal income tax purposes, it may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower rate under an applicable income tax treaty) of its effectively connected earnings and profits, as adjusted under Section 884 of the Code. An individual non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the U.S. If a non-U.S. holder described in the first or second bullet point above is eligible for the benefits of an applicable income tax treaty, the non-U.S. holder’s gain derived from the sale or other disposition will be subject to U.S. federal income tax in the manner specified by the income tax treaty.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Gain realized by a non-U.S. holder on the sale or other disposition of stock of a U.S. real property holding corporation which is regularly traded on an established securities market will be subject to U.S. federal income tax in much the same manner as a U.S. person, if either (i) that stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs or (ii) the non-U.S. holder owns, directly or constructively, more than 5% of the total fair market value of that stock at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever is shorter. Although we have not undertaken a complete analysis, we believe that we currently are, and we anticipate that we will be in the future, a U.S. real property holding corporation.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or a resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and certain other distributions and the amount of taxes withheld with respect to those distributions. Copies of the information returns reporting those distributions and withholding may also be made available to the taxing authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Also, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, the non-U.S. holder may be subject to backup withholding on dividends. A non-U.S. holder may also be subject to information reporting and backup withholding on the proceeds from a sale or other disposition of our common stock. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax, and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Non-U.S. holders of our common stock may be subject to a U.S. withholding tax of 30% under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”). This withholding tax may apply if a non-U.S. holder (or any non-U.S. person or entity that receives a payment on a non-U.S. holder’s behalf) does not comply with certain U.S. informational reporting requirements. The payments potentially subject to this withholding tax include dividends on, and gross proceeds from the sale or other disposition of, our common stock. If stock is subject to FATCA withholding, the withholding tax described above will apply to dividends and other periodic payments made on or after January 1, 2014, and to gross proceeds from the sale or other disposition of stock made on or after January 1, 2017. Prospective non-U.S. holders are urged to consult their own tax advisors regarding the applicability of FATCA with respect to our common stock.

UNDERWRITING

In this offering, subject to the terms and conditions of the underwriting agreement, we have agreed to sell 3,000,000 shares of our common stock and the forward counterparty has agreed, at our request, to borrow and sell 1,000,000 shares of our common stock in connection with the execution of a forward sale agreement between us and the forward counterparty. Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are the joint book-running managers of this offering and the representatives of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement among us, the forward counterparty and the underwriters, we and the forward counterparty have agreed to sell to the underwriters named below, and the underwriters through their representatives have severally agreed to purchase from us and the forward counterparty, the number of shares of our common stock listed opposite their names below.

Underwriter	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
RBC Capital Markets, LLC

Total	4,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all shares of our common stock to be sold under the underwriting agreement if they purchase any shares.

Forward Sale Agreement

We have entered into a forward sale agreement on the date of this prospectus supplement with Morgan Stanley & Co. LLC, whom we refer to as the forward counterparty, relating to 1,000,000 shares of our common stock. In connection with the execution of the forward sale agreement, and at our request, the forward counterparty is borrowing from third parties and selling in this offering 1,000,000 shares of our common stock. If the forward counterparty is unable to borrow and deliver for sale on the anticipated closing date of this offering any shares of our common stock, or if the forward counterparty determines, in its commercially reasonable judgment, that it is either impracticable to borrow and deliver for sale on the anticipated closing date any shares of our common stock, or if the forward counterparty determines, in its commercially reasonable judgment, that it is unable to borrow, at a cost not greater than a specified amount per share, and deliver for sale on the anticipated closing date any shares of our common stock, then the forward sale agreement will be terminated in its entirety. If the forward counterparty is unable to borrow and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, or if the forward counterparty determines, in its commercially reasonable judgment, that it is either impracticable to do so or that it is unable to borrow, at a cost not greater than a specified amount per share, and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, then the number of shares of our common stock to which the forward sale agreement relates will be reduced to the number that the forward counterparty can so borrow and deliver. In the event that the number of shares to which the forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward counterparty and the forward counterparty’s obligation to borrow such shares for delivery and sale to the underwriters, as described above, will be replaced with commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares not borrowed and delivered by the forward counterparty. In such event, the representatives of the underwriters will have the right to postpone the closing date for one business day to effect any necessary changes to the documents or arrangements.

We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, from the forward counterparty upon physical settlement of the forward sale agreement. We will only receive such proceeds if we elect to physically settle the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 11 months from the date of this prospectus supplement. On such settlement date or dates, if we decide to physically settle the forward sale agreement, we will issue shares of our common stock to the forward counterparty at the then-applicable forward sale price. The forward sale price will initially be $         per share, which is the public offering price of our common stock less the underwriting discount, as shown on the cover page of this prospectus supplement. The forward sale agreement provides that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the federal funds rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreement. If the federal funds rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread. The forward sale price will also be subject to decrease if the cost to the forward counterparty of borrowing our common stock exceeds a specified amount.

Before any issuance of our common stock upon physical settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds due upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically settle the forward sale agreement, delivery of shares of our common stock on any physical settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

The forward counterparty will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward counterparty if:

•

in the commercially reasonable judgment of the forward counterparty it or its affiliate would be unable to hedge its exposure to the forward sale agreement because of the lack of sufficient shares of our common stock being made available for share borrowing by lenders, or it or its affiliate would incur a cost to borrow shares of our common stock to hedge its exposure to the forward sale agreement that is greater than a specified threshold;

•

we declare any dividend or distribution on shares of our common stock payable in cash in excess of the specified amount (other than extraordinary dividends), payable in securities of another company or payable in any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward counterparty;

•	certain ownership thresholds applicable to the forward counterparty are exceeded;

•

an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreement) including, among other things, certain mergers and tender offers or the delisting of our common stock (each as more fully described in the forward sale agreement); or

•

certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement, our bankruptcy or a change in law (each as more fully described in each forward sale agreement).

The forward counterparty’s decision to exercise its right to accelerate the forward sale agreement and to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

Except under the circumstances described above, we generally have the right to elect physical, cash or net share settlement under the forward sale agreement. Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle if we have no current use for all or a portion of the net proceeds due upon physical settlement of the forward sale agreement. If we elect to cash or net share settle the forward sale agreement, we would expect the forward counterparty or one of its affiliates to purchase shares of our common stock in secondary market transactions over a period of time for delivery to stock lenders in order to unwind its hedge and, if applicable in connection with net share settlement, to deliver shares to us. If we elect to cash or net share settle the forward sale agreement, and the market value of our common stock at the time of such purchase is above the forward sale price at such time, we will pay the forward counterparty under the forward sale agreement an amount in cash, if we cash settle, equal to such difference, or deliver a number of shares of our common stock, if we net share settle, having a market value equal to such difference. Conversely, if we elect to cash or net share settle the forward sale agreement and the market value of our common stock at the time of such purchase is below the forward sale price at such time, the forward counterparty under the forward sale agreement will pay to us an amount in cash, if we cash settle, equal to such difference, or deliver a number of shares of our common stock, if we net share settle, having a market value equal to such difference.

We would expect the forward counterparty or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to stock lenders in order to close out its short position. The purchase of our common stock by the forward counterparty or its affiliate could cause the price of our common stock to increase over time, thereby increasing the amount of cash we owe to the forward counterparty in the event of cash settlement, or the number of shares we owe to the forward counterparty in the event of net share settlement, as the case may be.

Underwriting Discounts and Commissions

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No exercise	Full exercise
Per Share	$	$
Total	$	$

The information assumes:

•	either no exercise or full exercise by the underwriters of their option to purchase additional shares; and

•	that the forward sale agreement and any additional forward sale agreement are physically settled based upon the initial forward sale price of $ and by the delivery of 1,000,000 shares of our common stock (if the underwriters’ option to purchase additional shares is not exercised in full) or 1,600,000 shares of our common stock (if the underwriters’ option to purchase additional shares is exercised in full).

If we physically settle the forward sale agreement and any additional forward sale agreement, we expect to receive proceeds of approximately $         (if the underwriters’ option to purchase additional shares is not exercised) and $        (if the underwriters’ option to purchase additional shares is exercised in full), net of underwriting discounts and commissions but before estimated expenses, subject to certain adjustments as described above. Settlement must occur no later than approximately 11 months after the date of this prospectus supplement.

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $350,000.

The underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $        per share. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of our shares in whole or in part.

We have granted the underwriters an option to purchase from us directly up to an additional 600,000 shares of our common stock (representing 15% of the aggregate shares of our common stock offered hereby), at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time, in whole or in part, until 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial allocation reflected in the above table. We may elect, in our sole discretion if such option is exercised, that the additional shares of our common stock be sold by the forward counterparty to the underwriters (in which case we will enter into an additional forward sale agreement with the forward counterparty in respect of the number of shares that are subject to the exercise of the underwriters’ option). In the event that we enter into an additional forward sale agreement and elect that any additional shares be sold by the forward counterparty to the underwriters, if the forward counterparty is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward counterparty determines, in its commercially reasonable judgment, that it is either impracticable to do so or that it is unable to borrow, at a cost not greater than a specified amount per share, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, we will issue and sell the shares of our common stock that the forward counterparty does not borrow and sell. In such event, the underwriters will have the right to postpone the closing date for the exercise of such option for one business day to effect any necessary changes to the documents or arrangements in connection with such closing.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement and prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or selling group member is not part of this prospectus supplement or prospectus.

Subject to certain exceptions, we and our executive officers have agreed that, without first obtaining the written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, we and they will not during the 90-day period after the date of this prospectus supplement:

•	offer, pledge, sell or contract to sell any of our common stock;

•	sell any option or contract to purchase any of our common stock;

•	purchase any option or contract to sell any of our common stock;

•	grant any option, right or warrant to purchase any of our common stock;

•	otherwise transfer or dispose of any of our common stock or file any registration statement with respect to the foregoing; or

•

enter into any swap or other arrangement that transfers, in whole or in part, the economic equivalent of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The lock-up agreement applies to our common stock and to securities convertible into, or exchangeable or exercisable for, our common stock. The lock-up agreement does not apply to issuances pursuant to the forward sale agreement, under our employee or director compensation and benefit plans, our Dividend Reinvestment and Stock Purchase Plan and our employee stock purchase plan or in connection with business combinations. Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in their sole discretion, may release any of the securities subject to the lock-up agreement at any time without notice.

Furthermore, we have agreed that, without first obtaining the written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, we will not approve (in accordance with our Insider Trading and Reporting Policy), during the 90-day period after the date of this prospectus supplement, any request of any Piedmont director to engage in any of the sales and certain other dispositions of shares of our common stock or certain other securities subject of the lock-up agreement as described above.

The underwriters may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Our common stock is listed on the New York Stock Exchange under the symbol “PNY”.

The underwriters and their affiliates have provided, and in the future may continue to provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us in the ordinary course of business, for which services they have received, and will continue to receive, customary compensation. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In particular, (i) under our revolving syndicated credit facility, Wells Fargo Securities, LLC and BB&T Capital Markets acted as joint lead arrangers and joint book managers, an affiliate of Wells Fargo Securities, LLC serves as a lender and administrative agent, an affiliate of BB&T Capital Markets serves as a lender and a co-syndication agent and affiliates of J.P. Morgan Securities LLC and RBC Capital Markets, LLC serve as lenders; (ii) in our 2012 private placement of 3.47% Series A Senior Notes due July 16, 2027 and 3.57% Series B Senior Notes due July 16, 2027, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acted as joint lead placement agents and BB&T Capital Markets acted as co-placement agent; (iii) in our 2011 private placement of 2.92% Series A Senior Notes due June 6, 2016 and 4.24% Series B Senior Notes due June 6, 2021, BB&T Capital Markets and Wells Fargo Securities, LLC acted as co-placement agents; (iv) J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are dealers under our commercial paper program; (v) an affiliate of J.P. Morgan Securities LLC is a counterparty to physical natural gas purchase and sale contracts with Piedmont from time to time; and (vi) affiliates of BB&T Capital Markets and Wells Fargo Securities, LLC provide certain merchant banking and transfer agent services to Piedmont.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares will require Piedmont or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares that are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Piedmont or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Piedmont nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for Piedmont or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly nor indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and may in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

CONFLICTS OF INTEREST

The entire proceeds of this offering (except proceeds we will receive upon the sale of any common stock offered by us hereby and any common stock that we may sell to the underwriters in lieu of the forward counterparty selling our common stock to the underwriters and, if the underwriters exercise their option to purchase additional shares, the proceeds we will receive upon the sale of such additional shares if we do not elect, in our sole discretion, for the forward counterparty to sell such additional shares to the underwriters) will be paid to Morgan Stanley & Co. LLC in its capacity as the forward counterparty. As a result, Morgan Stanley & Co. LLC will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, Morgan Stanley & Co, LLC is deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc., and this offering will be conducted in accordance with Rule 5121. Morgan Stanley & Co. LLC will not confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

LEGAL MATTERS

Certain legal matters in connection with this offering of our common stock will be passed on for us by Parker Poe Adams & Bernstein LLP, Charlotte, North Carolina, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements, incorporated into this prospectus supplement by reference from Piedmont’s Annual Report on Form 10-K for the year ended October 31, 2012, and the effectiveness of Piedmont’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also read and copy our SEC filings at the New York Stock Exchange offices at 20 Broad Street, New York, New York 10005.

This prospectus supplement does not repeat important information that you can find in our registration statement (File No. 333-175386) and in the reports and other documents that we file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede some of this information. In other words, in case of a conflict or inconsistency between information contained in the prospectus and this prospectus supplement and information incorporated by reference into the prospectus and this prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC (File No. 1-6196) in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended October 31, 2012;

•	Current Report on Form 8-K filed on November 14, 2012; and

•

The description of our common stock contained in our Registration Statement on Form 8-B filed under the Exchange Act, including any amendment or report filed for the purposes of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Piedmont Natural Gas Company, Inc.

Attn: Investor Relations

P.O. Box 33068

Charlotte, North Carolina 28233

Telephone: (704) 364-3120

You may obtain more information by visiting Piedmont’s Internet web site at http://www.piedmontng.com (which is not intended to be an active hyperlink). The information on Piedmont’s Internet web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

Piedmont Natural Gas Company, Inc.

Debt Securities

Common Stock

We may offer to sell debt securities and common stock from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide specific terms of those securities, and the manner in which they are being offered, in a supplement to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest.

The securities may be offered on a continuous or delayed basis directly to purchasers or to or through one or more underwriters, agents or dealers as designated by us from time to time. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable supplement to this prospectus will set forth the names of any underwriters, agents or dealers and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “PNY.”

Investing in these securities involves risks. See the risks contained in this prospectus and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as they may be amended, updated and modified, along with disclosures relating to risks contained in our reports filed with the Securities and Exchange Commission, which are incorporated by reference into this prospectus. Additional risks may also be included in a supplement to this prospectus.

Our principal executive offices are located at 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, and our telephone number at that location is (704) 364-3120.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 7, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings at any time and from time to time.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of those securities and that offering. Any supplement to this prospectus may also add, update or change information contained in this prospectus. As a result, the summary descriptions of the securities in this prospectus are subject, and qualified by reference, to the descriptions of the particular terms of any securities contained in an accompanying supplement.

You should carefully read this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus or the documents incorporated by reference, statements containing words such as “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections, and comments reflected in our forward-looking statements reflect our best judgment based on current information and circumstances that we believe to be reasonable when made and are made in good faith, we can give no assurance that future events will not affect the accuracy of such forward-looking information or that such statements will prove to be correct. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. A wide variety of potential risks, uncertainties, and other factors could materially affect our business prospects and our ability to achieve the results expressed or implied by these forward-looking statements including, but not limited to:

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Regulatory issues affecting us and those from whom we purchase natural gas transportation and storage service, including those that affect allowed rates of return, terms and conditions of service, rate structures and financings. We monitor our ability to earn appropriate rates of return and initiate general rate proceedings as needed.

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Residential, commercial, industrial and power generation growth and energy consumption in our service areas. The ability to retain and grow our customer base, the pace of that growth and the levels of energy consumption are impacted by general business and economic conditions, such as interest rates, inflation, fluctuations in the capital markets and the overall strength of the economy in our service areas and the country, and fluctuations in the wholesale prices of natural gas and competitive energy sources.

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Deregulation, regulatory restructuring and competition in the energy industry. We face competition from electric companies and energy marketing and trading companies, and we expect this competitive environment to continue.

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The potential loss of large-volume industrial customers to alternate fuels or to bypass, or the shift by such customers to special competitive contracts or to tariff rates that are at lower per-unit margins than that customer’s existing rate.

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The capital-intensive nature of our business. In order to maintain growth, we must add to our natural gas distribution system each year. The cost of and the ability to complete these capital projects may be affected by the ability to obtain and the cost of obtaining governmental approvals, compliance with federal and state pipeline safety and integrity regulations, cost and timing of project development- related contracts, project development delays, federal and state tax policies, and the cost and availability of labor and materials. Weather, general economic conditions and the cost of funds to finance our capital projects can materially alter the cost and timing of a project.

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Access to capital markets. Our internally generated cash flows are not adequate to finance the full cost of capital expenditures. As a result, we rely on access to both short-term and long-term capital markets as a significant source of liquidity for capital requirements not satisfied by cash flows from operations. Changes in the capital markets, in our financial condition or in the financial condition of our lenders or investors could affect access to and cost of capital.

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Changes in the availability and cost of natural gas. To meet firm customer requirements, we must acquire sufficient gas supplies and pipeline capacity to ensure delivery to our distribution system while also ensuring that our supply and capacity contracts allow us to remain competitive. Natural gas is an unregulated commodity market subject to supply and demand and price volatility. Producers, marketers and pipelines are subject to operating, regulatory and financial risks associated with exploring, drilling, producing, gathering, marketing and transporting natural gas and have risks that increase our exposure to supply and price fluctuations. Since such risks may affect the availability and cost of natural gas, they also may affect the competitive position of natural gas relative to other energy sources.

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Changes in weather conditions. Weather conditions and other natural phenomena can have a material impact on our earnings. Severe weather conditions, including destructive weather patterns such as hurricanes, tornadoes and floods, can impact our customers, our suppliers and the pipelines that deliver gas to our distribution system and our distribution and transmission assets. Weather conditions directly influence the supply, demand, distribution and cost of natural gas.

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Changes in environmental, safety, system integrity, tax and other laws and regulations, including those related to carbon regulations, and the cost of compliance. We are subject to extensive federal, state and local laws and regulations. Compliance with such laws and regulations could increase capital or operating costs, affect our reported earnings or cash flows, increase our liabilities or change the way our business is conducted.

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Ability to retain and attract professional and technical employees. To provide quality service to our customers and meet regulatory requirements, we are dependent on our ability to recruit, train, motivate and retain qualified employees.

•

Changes in accounting regulations and practices. We are subject to accounting regulations and practices issued periodically by accounting standard-setting bodies. New accounting standards may be issued that could change the way we record revenues, expenses, assets and liabilities, and could affect our reported earnings or increase our liabilities.

•	Earnings from our equity method investments. We invest in companies that have risks that are inherent in their businesses, and these risks may negatively affect our earnings from those companies.

•	Changes in outstanding shares. The number of outstanding shares may fluctuate due to new issuances or repurchases under our Common Stock Open Market Purchase Program.

Other factors may be described in this prospectus or an accompanying supplement or our other filings with the SEC. All of these factors are difficult to predict and many of them are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws and regulations. Our business, financial condition, results of operations and prospects may have changed since the date a forward-looking statement was made. For these reasons, you should not rely on these forward-looking statements when making investment decisions.

You should rely only on the information contained or incorporated by reference into this prospectus and any accompanying supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus, any accompanying supplement and the documents incorporated by reference is accurate only as of their respective dates.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Except as otherwise indicated, all references in this prospectus to “Piedmont”, “the company”, “we” and “our” refer to Piedmont Natural Gas Company, Inc., and its consolidated subsidiaries.

THE COMPANY

We are an energy services company whose principal business is the distribution of natural gas to over one million residential, commercial, industrial and power generation customers in portions of North Carolina, South Carolina and Tennessee. We also are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation.

We were incorporated in New York in 1950 and began operations in 1951. In 1994, we merged into a newly formed North Carolina corporation with the same name for the purpose of changing our state of incorporation to North Carolina. Our principal executive offices are located at 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, and our telephone number at that location is (704) 364-3120. Our common stock is listed on the New York Stock Exchange with shares trading under the ticker symbol “PNY.”

RISK FACTORS

Investing in our securities involves risks. Please see the risk factors described in this prospectus, any applicable supplement and Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as they may be amended, updated and modified, along with the disclosures related to risks contained in our reports filed with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained in or incorporated by reference into this prospectus. The risks and uncertainties described are not the only ones facing the company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our securities.

USE OF PROCEEDS

Unless we state otherwise in the applicable supplement, we will use the net proceeds from the sale of the securities that may be offered by this prospectus and the applicable supplement for refinancing indebtedness, for general corporate purposes, which may include capital expenditures, additions to working capital and advances for or investments in our subsidiaries, and for repurchases of shares of our common stock.

We may temporarily invest any net proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit net proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

Piedmont’s historical consolidated ratio of earnings to fixed charges is shown in the table below. The natural gas business is seasonal in nature. The ratio of earnings to fixed charges for the six months ended April 30, 2011, does not necessarily reflect the ratio to be expected for the full fiscal year. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax income from continuing operations, distributed income of equity investees, and fixed charges. “Fixed charges” consists of interest expense, amortization of debt expense, and one-third of rental expense.

	Fiscal years ended October 31,					Six months ended April 30,
	2010	2009	2008	2007	2006	2011	2010
Ratio of Earnings to Fixed Charges	4.61x	4.78x	3.80x	3.40x	4.08x	8.70x	9.19x

DESCRIPTION OF OUR DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer with this prospectus. We will provide additional or different terms of the debt securities in the applicable supplement.

We will issue debt securities under an indenture, dated as of April 1, 1993, as supplemented to the date hereof, between Piedmont and The Bank of New York Mellon Trust Company, N.A., as successor trustee to Citibank, N.A., and as amended by a Fourth Supplemental Indenture, dated as of May 6, 2011, between Piedmont and The Bank of New York Mellon Trust Company, N.A. We refer to this indenture, as supplemented and amended, as the “Indenture.” References to the “Trustee” means The Bank of New York Mellon Trust Company, N.A., as successor trustee to Citibank, N.A. or any other successor trustee under the Indenture. References to the “Debt Securities” means the debt securities issued under the Indenture.

Because this section is a summary of some of the terms of the Indenture, it does not describe every aspect of the Debt Securities. You should refer to the actual Indenture for a complete description of its provisions and the definitions of terms used in it, because the Indenture, and not this description, will define your rights as a holder of Debt Securities. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable supplement, we are incorporating by reference those sections or defined terms in this prospectus or the applicable supplement.

The Indenture is an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture and any supplements.

General Terms of Our Debt Securities

The Debt Securities may be issued from time to time in one or more series. (Section 2.01). The Indenture does not limit the aggregate principal amount of Debt Securities that we may issue under the Indenture at any time or from time to time in one or more series. (Section 2.01).

Under the Indenture, as of June 15, 2011, we have outstanding approximately:

•	$60,000,000 of 6.55% Medium-Term Notes due 2011;

•	$100,000,000 of 5.00% Medium-Term Notes due 2013;

•	$45,000,000 of 6.87% Medium-Term Notes due 2023;

•	$40,000,000 of 8.45% Medium-Term Notes due 2024;

•	$55,000,000 of 7.40% Medium-Term Notes due 2025;

•	$40,000,000 of 7.50% Medium-Term Notes due 2026;

•	$60,000,000 of 7.95% Medium-Term Notes due 2029; and

•	$100,000,000 of 6.00% Medium-Term Notes due 2033.

As of June 15, 2011, we have outstanding under two separate note agreements an additional $235,000,000 of senior notes at rates ranging from 2.92% to 8.51% due 2016 to 2021.

The Debt Securities will be our unsecured obligations and will rank equally and ratably with all of our other unsecured indebtedness. The Debt Securities will be effectively subordinated to our existing and future secured indebtedness. Furthermore, holders of the Debt Securities will generally be subordinate to claims of creditors to our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock.

The particular terms of each issue of Debt Securities, as well as any modifications or additions to the general terms of the Indenture applicable to the issue of Debt Securities, will be described in the applicable supplement. You should read the applicable supplement for some or all of the following terms of the series of Debt Securities offered by such supplement, as applicable.

•	the title of the offered Debt Securities;

•	any limit on the aggregate principal amount of the offered Debt Securities;

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the person to whom any interest on the offered Debt Securities will be payable, if other than the person in whose name that offered Debt Security is registered at the close of business on the record date for such interest;

•	the date or dates on which the principal of the offered Debt Securities is payable;

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the rate or rates at which the offered Debt Securities will bear interest, if any, or the formula that will be used to determine such rate or rates, the date or dates from which any such interest will accrue, and the date or dates for any interest payable and the record dates for interest payable;

•	the place or places where the principal, premium (if any) and interest on the offered Debt Securities will be payable, and the method of such payment;

•	the period or periods within which the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, in whole or in part, at our option;

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our obligations, if any, to purchase or redeem the offered Debt Securities under any sinking fund or analogous provision or at the option of holders of such securities and the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which the offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if the amount of payments of principal, premium (if any) or interest on the offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined;

•

whether the offered Debt Securities will be issuable in whole or in part in the form of one or more global securities and, if so, the securities depository or depositories for such global security or securities and the circumstances under which any such global security or securities may be registered for transfer or exchange, or authenticated and delivered, in the name of a person other than such depository or its nominee, other than as set forth in the Indenture;

•	if other than the principal amount thereof, the portion of the principal amount of the offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof;

•	any modification, amendment or addition to our covenants;

•	whether the offered Debt Securities will be subject to defeasance or covenant defeasance, or other means of satisfaction and discharge;

•	any additional events of default; and

•	any other terms or provisions of the offered Debt Securities not inconsistent with the provisions of the Indenture. (Section 2.01).

We may issue Debt Securities with terms different from those of Debt Securities already issued. There is no requirement that we issue Debt Securities in the future under the Indenture, and we may use other indentures or documentation, containing different provisions, in connection with future issues of other Debt Securities.

Unless the applicable supplement provides differently, we will issue the Debt Securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. (Section 2.05). Unless the applicable supplement provides differently, the Trustee will register the transfer of any Debt Securities at its offices. (Section 2.07). There will be no service charge for any registration of transfer or exchange of the Debt Securities, although we may require that purchasers of the Debt Securities pay any tax or other governmental charge associated with the registration. (Section 2.07).

We may issue Debt Securities as original issue discount securities, to be sold at a substantial discount below their principal amount. The applicable supplement will describe any special federal income tax and other considerations applicable to such securities.

Global Securities

We may issue the Debt Securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary identified in the applicable supplement relating to the series. We will register the global securities in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series represented by the global security or securities. Until any global security is exchanged in whole or in part for Debt Securities in definitive certificated form, the depositary or its nominee may not transfer the global certificate except as a whole to each other, another nominee or to their successors and except as described in the applicable supplement.

The applicable supplement will describe the specific terms of the depositary arrangement with respect to a series of Debt Securities that a global security will represent.

Exchange Registration and Transfer

We will not be required to exchange or register a transfer of (i) any series of Debt Securities for a period of 15 days next preceding the mailing of the notice of any redemption of such series, or (ii) any such series selected, called or being called for redemption except, in the case of any such series to be redeemed in part, that portion not being redeemed. (Section 2.07).

Redemption

Any terms for the optional or mandatory redemption of the Debt Securities will be set forth in the applicable prospectus supplement. Except as shall otherwise be provided with respect to the Debt Securities redeemable at the option of the holder, Debt Securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of a series of Debt Securities are to be redeemed, the Trustee shall select the particular Debt Securities to be redeemed in such manner as it deems fair and appropriate. (Section 3.02). The Indenture limits our ability to redeem Debt Securities if an event of default has occurred and is continuing. (Section 3.04).

Covenants

Unless stated otherwise in the applicable supplement, Debt Securities will have the benefit of the following covenants.

Property. To the extent necessary for our business to be properly conducted, we will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all of our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order. We will also cause (or, with respect to property owned in common with others, make reasonable effort to cause) all necessary repairs, renewals, replacements, betterments and improvements to be made to such properties. This covenant does not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business. (Section 4.05).

Limitation on Liens. The Indenture provides that we will not create, assume or suffer to exist, and will not permit any subsidiary to create, assume or suffer to exist, except in our favor, any mortgage, pledge or other lien or encumbrance of or upon any of our or its properties or assets (including stock and other securities of subsidiaries) without making effective provisions to secure equally and ratably the Debt Securities then outstanding and other indebtedness entitled to be so secured, except that we or a subsidiary, without so securing the Debt Securities, may create, assume or suffer to exist:

•	certain purchase money and existing liens in connection with property acquisitions and the extension, renewal or refunding of the same,

•	pledges of current assets, in the ordinary course of business to secure current liabilities,

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liens on property to secure obligations to pay all or a part of the purchase price of such property only out of or measured by oil or gas production or the proceeds thereof, or liens upon production from oil and gas property or the proceeds of such production, to secure obligations to pay all or part of the expenses of exploration, drilling or development of such property only out of such production or proceeds,

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mechanics’ or materialman’s liens, good faith deposits in connection with tenders, leases of real estate, bids or contracts (other than contracts for the payments of money), deposits to secure public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for payment of taxes or assessments or similar charges and liens or security interests given in connection with bid or completion bonds,

•

liens arising by reason of deposits with, or the giving of security to, a governmental agency as a condition to the transaction of business or the exercise of a privilege or license, or to enable us or a subsidiary to maintain self-insurance or participate in any funds established to cover any insurance risks in connection with workmen’s compensation, unemployment insurance, old age pension or other social security, or to share in the privileges or benefits required for companies participating in such arrangements,

•

pledges or assignments of accounts receivable, including customers’ installment paper, to banks or others (including to or by any subsidiary which is principally engaged in the business of financing our business and the business of our subsidiaries) made in the ordinary course of business,

•	liens of taxes or assessments that are (i) for the current year, (ii) not due, or (iii) already due but are being contested in good faith and against which an adequate reserve has been established,

•	judgments or liens the finality of which is being contested and execution on which is stayed,

•	assessments or similar encumbrances the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired,

•	certain landlords’ liens so long as the rent secured thereby is not in default,

•

liens on the assets of any limited liability company organized under a limited liability company act of any state in which a limited liability company is permitted to be treated as a partnership or disregarded for federal income tax purposes, and

•

liens not otherwise permitted if, at the time, and after giving effect thereto, the creation or assumption of any lien, the aggregate amount of all of our consolidated indebtedness secured by such liens does not exceed 10% of our Consolidated Total Assets. “Consolidated Total Assets” means, as of any determination date, the total assets of us and our subsidiaries as set forth or reflected on our most recent consolidated balance sheet, prepared in accordance with generally accepted accounting principles in the United States. (Section 4.07).

For purposes of this covenant, a “subsidiary” is any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, by us directly or indirectly through one or more intermediaries.

Corporate Existence. Subject to the provisions described under the heading “Consolidation, Merger or Sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our and our subsidiaries’ corporate existence, rights (charter and statutory) and franchises. We will not be required to preserve, or cause any subsidiary to preserve, any such right or franchise or to keep in full force and effect the corporate existence of any subsidiary if, in our judgment, preservation is no longer desirable in the conduct of our business and the loss thereof is not disadvantageous in any material respect to the holders of any series of Debt Securities. (Section 4.06).

The covenants contained in the Indenture and the Debt Securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. The existing protective covenants applicable to the Debt Securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Consolidation, Merger or Sale

We may not merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person, unless:

•

either we shall be the continuing corporation, or the successor corporation (if other than us) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and such corporation shall expressly assume, by supplemental indenture, the due and punctual payment of the principal, premium (if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of our covenants and conditions under the Indenture;

•

we or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition; and

•	we satisfy other conditions described in the Indenture. (Sections 11.01, 11.02 and 11.03).

Because there is no definitive standard under the laws of the State of New York that clearly defines the threshold for the sale or conveyance of substantially all of our assets, it may be difficult for the holders of our Debt Securities to: (a) determine whether our covenant (relating to merger, consolidation and sale of assets) has been breached, (b) declare an event of default and (c) exercise their acceleration rights. In addition, there can be a difference in understanding between us and the holders of our Debt Securities regarding whether a specific asset sale or sales triggers a sale of “substantially all” of our assets. Lastly, in the event that the holders of our Debt Securities elect to exercise their rights under the Indenture and we contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase “substantially all.”

Payment and Paying Agent

The principal, premium (if any) and interest (if any) on Debt Securities not represented by a global security will be payable in New York Clearing House Funds at the office or agency of the paying agent or paying agents as we may designate from time to time, provided that, at our option, interest may be paid by check mailed to the holders entitled thereto at their last addresses as they appear in the Debt Security Register. (Section 4.01). The Trustee is designated as our sole paying agent and its principal corporate trust office in the Borough of Manhattan, the City of New York, is the office where the Debt Securities may be presented for payment, for the registration of transfer and for exchange and where notices and demands to or upon us in respect of the Debt Securities or of the Indenture may be served. (Sections 4.01 and 4.02). Unless otherwise indicated in the applicable prospectus supplement, interest payments shall be made to the person in whose name any debt security is registered at the close of business on the record date with respect to an interest payment date. (Section 4.01). All moneys paid by us to a paying agent for the payment of principal, premium (if any) or interest on any Debt Security of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us upon request, and the holder of such Debt Security will thereafter look only to us for payment thereof. (Section 13.04).

Defaults and Rights of Acceleration

The following are events of default under the Indenture with respect to any series of Debt Securities, unless it is either inapplicable to a particular series or is specifically deleted or modified in any supplemental indenture under which such series is issued:

(a) default in the payment of the principal or premium (if any) on any of the Debt Securities of such series when due and payable;

(b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due and payable, and continuance of such default for a period of 30 days;

(c) default in the payment of any sinking or purchase fund payment or analogous obligation with respect to such series when due and payable;

(d) failure by us to observe or perform any other of our covenants or agreements in the Debt Securities or the Indenture for a period of 90 days after written notice of such failure, requiring us to remedy such failure, has been given to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

(e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us (including a default with respect to Debt Securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (including the Indenture) whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay in excess of $50,000,000 principal amount of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in an excess of $50,000,000 of principal amount of such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 10 days after notice has been given to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series specifying such default and requiring us to cause such indebtedness to be discharged or such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture; or

(f) certain events in bankruptcy, insolvency or other similar occurrences as more fully described in the Indenture. (Section 6.01).

The applicable supplement will describe any additional events of default that may be added to the Indenture for a particular series of Debt Securities. (Section 6.01). No event of default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of Debt Securities issued under the Indenture.

The Indenture provides that if an event of default described in clause (a), (b), (c), (d) or (e) has occurred and is continuing, and in each and every such case, unless the principal amount of all the Debt Securities of such series has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of each series affected thereby then outstanding (voting as one class), by notice to us (and to the Trustee if given by securityholders) may declare the principal amount of all the Debt Securities (or, with respect to original issue discount Debt Securities, such lesser amount as may be specified in the terms of such Debt Securities) affected thereby to be due and payable immediately, or, if an event of default described in clause (f) has occurred and is continuing, and unless the principal of all the Debt Securities of such series has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding (voting as one class), by notice to us (and to the Trustee if given by securityholders), may declare the principal of all the Debt Securities (or, with respect to original issue discount Debt Securities, such lesser amount as may be specified in the terms of such Debt Securities) to be due and payable immediately. (Section 6.01). The holders of a majority in principal amount of the outstanding Debt Securities of all series affected thereby (voting as one class) may waive our compliance of covenants or conditions provided for in the Indenture. (Section 4.08). In some circumstances, the holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all the Debt Securities of such series, waive any past default or rescind and annul a declaration of acceleration and its consequences under the Indenture, except a default (1) in the payment of principal, premium (if any) or interest on any Debt Security of such series, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected. (Sections 6.02 and 6.13).

The Indenture provides that the holders of a majority in principal amount of the outstanding Debt Securities of each series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of that series, except for such directions that are in conflict with statute, rule of law or the Indenture, any other action by Trustee deemed proper by the Trustee not inconsistent with such direction and any action the Trustee determines might involve it in personal liability or would be unjustly prejudicial to the holders of Debt Securities of such series not consenting to such direction. (Section 6.12). Otherwise, a holder of Debt Securities of a series may not pursue any remedy with respect to the Indenture or any Debt Securities of that series unless:

•	the holder of Debt Securities of that series gives the Trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the Debt Securities of that series then outstanding make a written request to the Trustee to pursue the remedy;

•	the holder or holders of Debt Securities of that series offer the Trustee reasonable indemnity against any costs, liability or expense incurred in connection therewith;

•	the Trustee does not comply with the request within 60 days after receipt of the notice, request and the offer of indemnity; and

•

during such 60-day period, the holders of a majority in aggregate principal amount of the Debt Securities of that series then outstanding do not give the Trustee a direction that is inconsistent with the request. (Section 6.07).

However, these limitations do not apply to the right of any holder of any Debt Securities to receive payment of the principal of, premium, if any, and interest on the Debt Securities of a series or to bring suit for the enforcement of any such payment on or after the due date expressed in the Debt Securities, which right shall not be impaired or affected without the consent of the holder. (Section 6.08)

We will be required to furnish to the Trustee annually a statement as to our performance and observance of and compliance with certain of our obligations under the Indenture and written notice of any default or event of default within five (5) days after we become aware of any such default or event of default. (Sections 4.04 and 4.09).

Under the Indenture, the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults with respect to such series within 90 days after the occurrence of such a default known to the Trustee; provided that, except in the case of default in the payment of principal or interest on any of the Debt Securities, or in the payment of any sinking or purchase fund installment, the Trustee shall be protected in withholding such notice if the trustee committee of directors and/or responsible officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. No notice of default with respect to the payment of any sinking or purchase fund will be given until at least 30 days after the occurrence thereof. (Section 7.14).

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of all series of the Debt Securities to be affected at the time outstanding under the Indenture (voting as one class), to enter into indentures supplemental to or modifying the Indenture or the rights of the holders of such Debt Securities, except that no such modification shall (a) extend the fixed maturity, reduce the principal amount or premium (if any) or reduce the rate or extend the time of payment of interest on any Debt Security without the consent of the holder of each Debt Security so affected; or (b) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders is required for any such modification, without the consent of the holders of all Debt Securities then outstanding. (Section 10.02).

Without the consent of any holders of Debt Securities, we and the Trustee may enter into one or more supplemental indentures (which shall conform to the effective provisions of the Trust Indenture Act) for any of the following purposes:

•	to evidence the succession of another corporation to us, or successive successions and the assumption by the successor corporation of our covenants, agreements and obligations;

•

to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additions, an event of default permitting the enforcement of all remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

•

to provide for the issuance under the Indenture of Debt Securities, whether or not then outstanding, in coupon form (including Debt Securities registrable as to principal only) and to provide for exchangeability of such Debt Securities with Debt Securities issued under the Indenture in fully registered form;

•

to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act or any corresponding provision in any similar federal statute hereafter enacted;

•	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•

to evidence and provide for the acceptance and appointment hereunder of a successor trustee with respect to the Debt Securities of one or more series and to add or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•

to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the holders of the Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining outstanding under the Indenture;

•	to provide collateral security for the Debt Securities;

•

to change any place where (1) the principal, premium (if any) and interest on Debt Securities of any series shall be payable; (2) any Debt Securities of any series may be surrendered for registration of transfer; (3) Debt Securities of any series may be surrendered for exchange; and (4) notices and demands to or upon us in respect of the Debt Securities of any series and the Indenture may be served; and

•	to establish the form or terms of Debt Securities of any series as permitted by the Indenture. (Section 10.01).

The Trustee is authorized by the Indenture to join with us in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained in any such supplemental indenture and to accept the conveyance, transfer, assignment, mortgage or pledge of any property under such supplemental indenture. The Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise. No supplemental indenture shall be effective as against the Trustee unless and until it has been duly executed and delivered by the Trustee. (Section 10.01).

Collection of Indebtedness

The Indenture also provides that if we fail to make payment of principal, premium (if any), interest, or any mandatory sinking fund requirements on the Debt Securities (and in the case of payment of interest or any mandatory sinking fund payment, such failure to pay shall have continued for 30 days) we will, upon demand of the Trustee, pay to it, for the benefit of the holders of the Debt Securities, the whole amount then due and payable on the Debt Securities for principal or premium (if any) and interest, with interest on the overdue principal and, to the extent payment of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the Debt Securities and such further amounts to cover the costs and expenses of collection. The Indenture further provides that if we fail to pay such amount forthwith upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection thereof. (Section 6.03).

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture if, at any time, (1) we have delivered to the Trustee for cancellation all Debt Securities of any series authenticated or (2) all Debt Securities of such series not previously delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and we deposit or cause to be deposited with the Trustee as trust funds (a) an amount of money which will be sufficient, or (b) Government Obligations, the principal and interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay at maturity or upon redemption all Debt Securities of such series not theretofore delivered to the Trustee for cancellation, including principal, premium (if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be.

If we satisfy and discharge our obligations under the Indenture and we pay or cause to be paid all other sums payable by us under the Indenture with respect to such series, then the Indenture will cease to be of further effect with respect to the Debt Securities of such series, and the Trustee, on demand of and at our cost and expense, shall execute proper instruments acknowledging satisfaction of and discharging the Indenture with respect to the Debt Securities of such series. We agree to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee in connection with the Indenture or the Debt Securities of such series.

In addition, we will be discharged from any and all obligations in respect of the Debt Securities of any series (except in each case of certain obligations) if (i) we deposit with the Trustee, in trust, money, Government Obligations, or a combination thereof, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities, (ii) we deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the United States Internal Revenue Service and (iii) satisfy certain other requirements under the Indenture. (Section 13.01).

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

No recourse under or upon any of our obligations, covenants or agreements in the Indenture or a supplemental indenture, or in any Debt Securities issued under the Indenture or because of the creation of any indebtedness represented thereby, shall be had against any of our incorporators or any of our (or any successor corporation’s) past, present or future stockholders, officers or directors. Each holder, by accepting notes issued under the Indenture, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Debt Securities. (Section 14.01). This waiver may not be effective to waive liabilities under the federal securities laws.

Reports to Holders and SEC Reports

We will file with the Trustee or post to the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (“EDGAR”) the information, documents and other reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after the information, documents or reports are required to be filed with the SEC. In addition, we will also file with the Trustee (or post to EDGAR) and file with the SEC such additional information, documents and reports with respect to our compliance with the conditions and covenants provided for in the Indenture as may be required from time to time by the rules and regulations prescribed by the SEC. We will also transmit to all holders of each series of Debt Securities such summaries of any information, documents and reports required to be filed by us with respect to each such series pursuant to Sections 503 (a)-(b) of the Indenture as may be required from time to time by the rules and regulations prescribed by the SEC within 30 days after filing thereof with the Trustee or posting thereof to EDGAR. (Section 5.03).

Notices

Any notice or demand required or permitted to be given or served by the Trustee or by the holders of Debt Securities to or on us may be given or served by postage prepaid first class mail addressed (until another address is filed by us with the Trustee) as follows: Piedmont Natural Gas Company, Inc., 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, Attention: Corporate Secretary.

Any notice, direction, request or demand by any holder of the Debt Securities to or upon the Trustee shall be deemed to have been sufficiently given or made, if given or made in writing at the principal corporate trust office of the Trustee in the Borough of Manhattan, the City of New York.

Any notice to be given to the holders of the Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register.

Title

We, the Trustee and any of our agents may deem the person in whose name such Debt Security shall be registered upon our books (which, in the case of Debt Securities represented by a global security, shall be the Depositary or its nominee) to be the absolute owner of such Debt Security (whether or not such Debt Security shall be overdue and notwithstanding any notation of ownership or other writing thereon), for the purpose of receiving payment and for all other purposes.

Governing Law

The Indenture is and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 15.08).

Concerning the Trustee

Subject to the provisions of the Indenture relating to its duties, the Trustee will be under no obligation to expend or risk its own funds or to incur any personal financial liability in the performance of its duties under the Indenture, or in the exercise of any of its rights or powers under the Indenture, if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 7.01).

The Bank of New York Mellon Trust Company, N.A. (as successor trustee to Citibank, N.A.) is the Trustee under the Indenture. We may from time to time enter into commercial banking relationships with affiliates of the Trustee. Notice to the Trustee should be directed to:

The Bank of New York

Mellon Trust Company, N.A.

Corporate Trust Office

101 Barclay Street

New York, New York 10007

DESCRIPTION OF OUR COMMON STOCK

General

As of June 15, 2011, our authorized capital stock consists of 200,000,000 shares of common stock without par value and 175,000 shares of preferred stock without par value. Our board of directors may establish one or more series of preferred stock with such rights and preferences as it may determine. As of June 15, 2011, 71,987,745 shares of common stock were issued and outstanding and none of our preferred stock was issued and outstanding.

The following description of our common stock and provisions of our Articles of Incorporation, as amended and restated (the “Articles of Incorporation”), and By-laws are only summaries and are qualified by reference to our Articles of Incorporation and By-laws. We encourage you to review complete copies of our Articles of Incorporation and By-laws, which we have previously filed with the SEC.

The holders of our common stock are entitled to receive dividends as and when declared from time to time by the board of directors out of any of our net profits or net assets legally available therefore, subject to any preferences that may be applicable to any share of our preferred stock then outstanding. The amount of cash dividends that may be paid on common stock is restricted by provisions contained in certain note agreements under which our long-term debt was issued. Under the most restrictive of these provisions, we cannot pay or declare any dividends or make any other distribution on any class of stock or make any investments in subsidiaries or permit any subsidiary to do any of the above (all of the foregoing being “Restricted Payments”) except out of “Net Earnings Available for Restricted Payments.” “Net Earnings Available for Restricted Payments” is defined as the sum of (a) $50 million plus (b) net earnings (defined as consolidated gross revenues, including subsidiaries other than gas and oil subsidiaries, less charges, but not including gains from the sale, conversion of other disposition of capital assets, gains from the write-up of assets and equity in the un-remitted earnings of any corporation which is not a subsidiary) for the period commencing on January 1, 1991, plus (c) the aggregate cash dividends paid by oil and gas subsidiaries for the same period, plus (d) the net cash consideration received upon the sale subsequent to December 31, 1990, of additional stock of any class, plus (e) the amount by which any investment in subsidiaries of the character of loans, advances or guarantees has been repaid or eliminated subsequent to December 31, 1990, less the sum of (a) the amount of all dividends and other distributions and other Restricted Payments made, paid or declared on any of our stock after December 31, 1990, and (b) the aggregate amount expended, after December 31, 1990, for the redemption, purchase or other acquisition of our stock or the stock of any subsidiary.

In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after satisfaction of creditors and the payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Holders of common stock do not have preemptive rights to purchase additional shares of common stock or securities convertible into such shares. There are no redemption provisions on any shares of common stock. The outstanding shares of common stock are, and the additional shares offered hereby will be, fully paid and non-assessable.

Each share of common stock is entitled to one vote with respect to all matters submitted to a vote of shareholders. Under North Carolina law, the election of directors requires a plurality of the votes cast in the election. Shareholders do not have cumulative voting rights.

Our common stock is traded on the New York Stock Exchange under the symbol “PNY.”

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, New York 10038.

Certain Anti-takeover Effects

Our Articles of Incorporation and By-laws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control. These provisions include:

•

Classified Board of Directors. Our board of directors is divided into three classes with staggered terms, which means that, as a general matter, only one-third of the board must stand for re-election at any annual meeting of shareholders. The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our board. The provision for the classification of directors may be amended, altered, changed or repealed only upon the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.

•

Fixing and Changing Number of Directors. Our Articles of Incorporation and By-laws authorize the board of directors to fix the number of directors and provide that the number may be changed only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors or (b) a majority of the entire board of directors.

•	Nominations to the Board. With certain exceptions, nominations to the board must be made at least 60 days prior to the date of a meeting of shareholders.

•	Removal of Directors. Directors may be removed for cause only by the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.

•

Fair Price Provisions. Our Articles of Incorporation require the affirmative vote of a super majority of the outstanding shares of voting stock to approve certain transactions such as actions in connection with any “Business Combination.” A Business Combination is defined to include any merger, consolidation, lease, sale or disposition of assets or certain other business transactions by us or our subsidiaries involving an “interested shareholder.” An interested shareholder is defined as any person who is or has announced an intention to become the beneficial owner of 10% or more of our voting stock (and certain defined affiliates) or an affiliate or associate of an interested shareholder and that, together with all such other arrangements, has an aggregate fair market value and/or involves aggregate commitments of $10,000,000 or more or more than 5% of our total assets or shareholders’ equity as reflected on our most recent fiscal year-end consolidated balance sheet. Our Articles of Incorporation require the affirmative vote of not less than 66 2/3% of our voting stock, voting together as a single class, excluding any voting stock beneficially owned by an interested shareholder, with respect to all Business Combinations involving the interested shareholder unless (1) the transaction is approved by our board of directors prior to the date on which directors not affiliated with the interested shareholder and who were directors prior to the time the interested shareholder acquired such status (“Continuing Directors”) comprise less than a majority of our board of directors, and (2) if the Business Combination involves payment of consideration to shareholders, certain minimum price and disclosure requirements are satisfied as to all shareholders, and there has been no major change in our business or equity capital structure or any change or reduction in the payment of dividends since the date the interested shareholder acquired such status. To meet the minimum price criteria, the shareholders must receive consideration or retain value per share after the transaction that is not less than the higher of (i) the highest price per share paid by the interested shareholder in the transaction or within two years preceding the first public announcement date of the transaction, (ii) the fair market value per share of our common stock on the date the transaction is announced or the date on which the interested shareholder acquired such status, whichever is higher or (iii) the fair market value per share determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price paid by the interested shareholder within the two-year period preceding the date the transaction is announced to (y) the fair market value on the first day in such two-year period on which the interested shareholder acquired beneficial ownership of any share of common stock. The minimum price provisions must be met with respect to every class or series of our outstanding capital stock, whether or not the interested shareholder has previously acquired shares of any particular class or series. Our Articles of Incorporation require the same 66 2/3% shareholder approval to amend or repeal the foregoing provisions or to adopt any provision inconsistent with such provisions unless the change is proposed by the board of directors prior to the date on which Continuing Directors comprise less than a majority of the board.

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Amendment to our By-Laws. Our By-laws may be amended only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors or (b) a majority of the entire board of directors at a meeting at which a quorum is present.

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“Opt out” of North Carolina Anti-Takeover Statutes. Our Articles of Incorporation contain language to “opt out” of the provisions of two North Carolina anti-takeover statutes which, under the North Carolina Business Corporation Act, would otherwise apply to us. The first of these statutes, called the “North Carolina Shareholder Protection Act,” requires that any business combination (as defined therein) between a corporation and any 20% shareholder be approved by 95% of the corporation’s voting shares. Under the second statute, called the “North Carolina Control Share Acquisition Act,” control shares of a corporation that are acquired in a “control share acquisition” (as defined in the statute) have no voting rights unless such rights are granted by resolution adopted by a majority of the corporation’s shareholders, and in the event such voting rights were to be granted, all other shareholders would have the right to have their shares in the corporation redeemed at their fair value, subject to certain restrictions. Because application of these statutes to us would create material conflicts with existing provisions of our Articles of Incorporation regarding Business Combinations, our Articles of Incorporation include provisions stating that neither of these statutes will apply to us.

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Issuance of preferred stock. Our Articles of Incorporation allow our board of directors to authorize and issue preferred stock with designations and rights that the board may determine at its discretion. Our board of directors may be able to use this authority in a manner that could delay, defer or prevent a change in control.

Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (“NCBCA”) and our By-laws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. We have insurance covering expenditures we might incur in connection with the indemnification of our directors and officers for their liabilities and expenses.

The NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Nevertheless, under the NCBCA, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to a director or officer who is adjudged liable on the basis that personal benefit was improperly received by such director or officer.

The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. Our By-laws provide that any person who is or was a director, and our officers who are also directors or who are designated by the board of directors from time to time as indemnified officers and any director or officer who at the request of Piedmont serves or has served as a director, officer, partner, trustee, employee or agent of any other corporation or other enterprise, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person’s status as director or officer if it is determined that person’s acts or omissions were not reasonably known or believed by him or her to be clearly in conflict with Piedmont’s best interests. The By-laws further provide that Piedmont shall indemnify each director and indemnified officer for his or her reasonable costs, expenses and attorneys’ fees incurred in connection with the enforcement of the rights to indemnification granted under the By-laws, if it is determined that such director or indemnified officer is entitled to indemnification under the By-laws.

As authorized by the NCBCA, and to the fullest extent permitted by the NCBCA, our Articles of Incorporation limit the liability of a director by providing that a director shall not be liable to Piedmont or to any Piedmont shareholder for monetary damages arising from the director’s breach of his or her duties as a director, except for liability with respect to (i) acts or omissions not made in good faith that the director at the time of the breach knew or believed were in conflict with the best interests of the corporation, (ii) unlawful distributions, (iii) any transaction from which the director or officer derived an improper personal benefit and (iv) acts or omissions occurring prior to the date the provision of our Articles of Incorporation limiting the liability of our directors became effective. In addition, Section 55-8-30(d) of the NCBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the general standards of conduct applicable to directors of North Carolina corporations.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in any of the following ways:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers through a specific bidding, ordering or auction process or otherwise;

•	through any combination of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement with respect to the securities being offered will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts, selling commissions, agency fees and other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or re-allowed or paid to dealers or agents.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings.”

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, we will enter into an underwriting agreement with the underwriters at the time of the sale of the securities and the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may suspend or terminate any of these activities at any time.

Underwriters named in an applicable supplement are, and dealers and agents named in an applicable supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents or dealers and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable supplement, we will authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

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the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the applicable supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against and contribution toward certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

Unless indicated in the applicable supplement, we do not expect to apply to list any series of debt securities on a securities exchange.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

The consolidated financial statements, incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, and the effectiveness of the company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file through the SEC’s web site at http://www.sec.gov or at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and on our website at http://www.piedmontng.com. The information on our web site is not a part of this prospectus or any applicable supplement.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), until we terminate this offering:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2011 and April 30, 2011;

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our Current Reports on Form 8-K filed on November 22, 2010, December 16, 2010, January 19, 2011, January 31, 2011, March 9, 2011 (as amended by our Current Report on Form 8-K/A filed on June 3, 2011), May 12, 2011, June 1, 2011, and June 3, 2011; and

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the description of our common stock contained in our Registration Statement on Form 8-B filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You can obtain any of the filings incorporated by reference into this prospectus through us, or from the SEC through the SEC’s web site or at the address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Piedmont Natural Gas Company, Inc.

Attn: Corporate Secretary

4720 Piedmont Row Drive

Charlotte, North Carolina 28210

Telephone: (704) 364-3120

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

4,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

J.P. Morgan

Wells Fargo Securities

BB&T Capital Markets

RBC Capital Markets

                    , 2013